Exhibit 99.1
NOTICE TO HOLDERS OF STOCK OPTIONS
under the
TARGANTA THERAPEUTICS CORPORATION
2005 STOCK OPTION PLAN
January 26, 2009

To:	Holders of Options Under the Targanta Therapeutics Corporation 2005 Stock Option Plan
From: Daniel Char, General Counsel
As previously announced, Targanta Therapeutics Corporation (“Targanta”) has entered into an Agreement and Plan of Merger, dated as of January 12, 2009, by and among The Medicines Company (“MDCO”), Boxford Subsidiary Corporation, a wholly owned subsidiary of MDCO (“Purchaser”), and Targanta (the “Merger Agreement”), pursuant to which MDCO proposes to acquire Targanta through a tender offer for all of the outstanding shares of Targanta’s common stock (the “Shares”) followed by a merger of Purchaser with and into Targanta, with Targanta becoming a wholly owned subsidiary of MDCO (the “Merger”).
Under the Merger Agreement, Purchaser has agreed to commence an offer to purchase Shares for consideration of (1) $2.00 per Share, net to the seller in cash (the “Closing Consideration”), plus (2) the right to receive up to an additional $4.55 per Share in contingent cash payments if specified regulatory and commercial milestones are achieved within agreed upon time periods (the “Contingent Payment Rights” and, together with the Closing Consideration, the “Offer Price”). The Closing Consideration and any amounts paid with respect to Contingent Payment Rights will be subject to any withholding of taxes, and no interest will be paid thereon. The terms and conditions of the Offer are set forth in the Offer to Purchase that will be sent to holders of Shares and in the related Letter of Transmittal, which together constitute the “Offer”. The Offer to Purchase and the form of Letter of Transmittal will be filed as exhibits to the Schedule TO-T to be filed by MDCO with the Securities and Exchange Commission (the “SEC”) in connection with the Offer, and you can obtain copies of these documents once they are available through the web site maintained by the SEC at www.sec.gov. In the Merger, each outstanding share of Targanta’s common stock will be cancelled and converted into the right to receive the Offer Price (the “Merger Consideration”).
This Notice is to advise you of important information related to the effect of the Merger on the stock options that you hold under Targanta’s 2005 Stock Option Plan, as amended (the “Plan”). Specifically, in connection with the Merger Agreement, the vesting of all of the unvested options that you currently hold under the Plan (unless earlier expiring or terminating in accordance with their terms) will be accelerated in full effective immediately prior to and contingent upon the effectiveness of the Merger (the “Effective Time”). Pursuant to the terms of the Plan, you are hereby notified that if you do not exercise the options that you hold under the Plan (the “Options”), including those that are currently vested and those that become vested in connection with the Merger, prior to the Effective Time, all such Options will terminate immediately prior to and contingent upon the closing of the Merger without the payment of any cash consideration.

In the event the Merger is not consummated, the exercise of any Options will be void and thereafter, all Options held by you immediately prior to the Effective Time will be exercisable only as permitted by the Plan and the original terms and conditions of your option agreement, which will remain in full force and effect. For more information regarding the effect of the proposed Merger on your Options, please read carefully the frequently asked questions that accompany this Notice.
If you wish to exercise your Options, please use the enclosed Notice of Exercise in order to exercise your Options prior to the Effective Time. Please read carefully the accompanying Instructions to Notice of Option Exercise when completing your Notice of Exercise. In order to exercise your Options, you will need to remit payment of the aggregate exercise price as provided in your option agreement along with the amount of any withholding for taxes. If you intend to exercise any of your Options, please contact Daniel Char, Vice-President & General Counsel of Targanta (contact information is provided below), prior to such exercise to obtain information regarding the tax withholding, if any, applicable to your proposed Option exercise. Exhibit A to this Notice shows the number of shares of Targanta common stock subject to your options and the exercise price per share of Targanta common stock subject to your Options. Please note that the Closing Consideration will not exceed the exercise price per share of your Options and that there is no guarantee that any of the amounts payable in respect of the Contingent Payment Rights will actually be paid. Please also be advised that payment of the Closing Consideration could take up to several weeks to allow for processing by the depositary/paying agent for the Merger.
If you have questions regarding this Notice, please contact Daniel Char, Vice-President & General Counsel, 617-577-9020, ext. 244 or by e-mail at dchar@targanta.com.
ADDITIONAL INFORMATION
This communication is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Targanta common stock. Boxford Subsidiary Corporation (the “Merger Sub”), a wholly owned subsidiary of The Medicines Company (“MDCO”), has not commenced the tender offer for the shares of Targanta common stock described in this communication.
Upon commencement of the tender offer, MDCO and the Merger Sub will file with the SEC a tender offer statement on Schedule TO and related exhibits, including the offer to purchase, letter of transmittal and other related documents. Following commencement of the tender offer, Targanta will file with the SEC a tender offer solicitation/recommendation statement on Schedule 14D-9 and related exhibits. Stockholders should read the offer to purchase and solicitation/recommendation statement and the tender offer statement on Schedule TO and, as applicable, related exhibits when such documents are filed and become available, as they will contain important information about the tender offer.
Investors and security holders will be able to obtain free copies of the tender offer statement, the tender offer solicitation/recommendation statement and other documents filed with the SEC by MDCO, the Merger Sub and Targanta through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of these documents from Susan Hager of Targanta at 617-577-9020 x217 or shager@targanta.com.

Exhibit A
Outstanding Options

Optionholder	Number of Options	Exercise Price

TARGANTA THERAPEUTICS CORPORATION
2005 STOCK OPTION PLAN
INSTRUCTIONS TO NOTICE OF OPTION EXERCISE
INSTRUCTIONS: You have received a Notice to Holders of Stock Options dated January 26, 2009 from Targanta Therapeutics Corporation (the “Company”) that if the options that you hold under the Targanta Therapeutics Corporation 2005 Stock Option Plan, as amended (the “Plan”), are not exercised by you prior to the Effective Time, such options, whether or not vested, will terminate automatically immediately prior to the Effective Time without the payment of any cash consideration. Use the form to which these instructions relate to elect to exercise your Options. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the accompanying Notice to Holders of Stock Options.
TIMING: The completed Notice of Option Exercise must be received by the Company’s General Counsel no later than immediately prior to the Effective Time. The Effective Time will occur on a date that is not earlier than February 25, 2009. Forms that are not received immediately prior to the Effective Time or are not complete will not be accepted for processing.
IMPORTANT INFORMATION: Please note that all of your unvested Options will vest immediately prior to and contingent on the closing of the Merger. You should use this form to exercise both already vested Options and Options that will vest in connection with the Merger.
PAYMENT: This form must be accompanied by payment of the aggregate exercise price and the amount of any withholding for taxes. Please remit a check for the aggregate exercise price for all exercised Options along with the amount of any withholding for taxes. Prior to exercising your Options, please contact Daniel Char, Vice-President & General Counsel of the Company (contact information is provided below) to obtain information regarding the tax withholding, if any, applicable to your proposed Option exercise. Your check will be held in escrow by the Company until the date on which the Effective Time occurs and will be applied to the payment of the exercise price immediately prior to the Effective Time. Forms that are received without full payment (including the amount of any withholding for taxes) will not be complete and will not be accepted for processing.
SUBMISSION OF ELECTION: Please mail or deliver this form together with payment to:
Targanta Therapeutics Corporation
Attn: Daniel Char, General Counsel
222 Third Street, Suite 2300
Cambridge, MA 02142-1122

TARGANTA THERAPEUTICS CORPORATION
2005 STOCK OPTION PLAN
ELECTION TO EXERCISE STOCK OPTION
     The undersigned option holder hereby elects to exercise the Option(s) to purchase shares of the common stock of Targanta Therapeutics Corporation (the “Company”) granted under and pursuant to the 2005 Stock Option Plan, as amended, and granted to the undersigned by the Company on the date(s) and at the exercise price(s) per share set forth below. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the accompanying Notice to Holders of Stock Options dated January 26, 2009 from the Company. Enclosed is my check payable to Targanta Therapeutics Corporation in the aggregate amount set forth below, which represents the full exercise price of the shares with respect to which this election is made, along with the amount of any withholding for taxes. Prior to exercising your Options, please contact Daniel Char, Vice-President & General Counsel of Targanta to obtain information regarding the tax withholding, if any, applicable to your Option exercise.
I understand that each share of the Company’s common stock received upon exercise will, upon consummation of the Merger, be cancelled and converted into the Offer Price. I understand that the Closing Consideration payable in the Merger will be $2.00 per share, which is less than the exercise price per share of my Options, and that such payment could take up to several weeks following the Merger to allow for processing by the depositary/paying agent for the Merger. I further understand that the maximum potential amount payable in respect of the Contingent Payment Rights is $4.55 for each share of Targanta common stock and will be paid only if specified regulatory and commercial milestones are achieved within agreed upon time periods.
Please complete the following chart:

Number of
ISO or		Shares for
Nonqualified		which Option is	Exercise Price	Aggregate
Option	Date Granted	Exercised	Per Share	Purchase Price

Total

Employee Signature:

Print Name:

Date:

Social Security Number:

Address:

Internal Use Only

Company Authorization

ADDITIONAL INFORMATION
This communication is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Targanta common stock. Boxford Subsidiary Corporation (the “Merger Sub”), a wholly owned subsidiary of The Medicines Company (“MDCO”), has not commenced the tender offer for the shares of Targanta common stock described in this communication.
Upon commencement of the tender offer, MDCO and the Merger Sub will file with the Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO and related exhibits, including the offer to purchase, letter of transmittal and other related documents. Following commencement of the tender offer, Targanta will file with the SEC a tender offer solicitation/recommendation statement on Schedule 14D-9 and related exhibits. Stockholders should read the offer to purchase and solicitation/recommendation statement and the tender offer statement on Schedule TO and, as applicable, related exhibits when such documents are filed and become available, as they will contain important information about the tender offer.
Investors and security holders will be able to obtain free copies of the tender offer statement, the tender offer solicitation/recommendation statement and other documents filed with the SEC by MDCO, the Merger Sub and Targanta through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of these documents from Susan Hager of Targanta at 617-577-9020 x217 or shager@targanta.com.

Targanta Therapeutics Corporation
Stock Option Plans
Frequently Asked Questions
This frequently asked questions is designed to provide general information to individuals who hold options under the Targanta Therapeutics Corporation 2005 Stock Option Plan (“2005 Plan”) and 2007 Stock Option Plan (“2007 Plan”) (together the “Plans”). Because the treatment of your stock options will depend on the stock option plan in which you participate, your particular option agreement and other facts that are specific to you, you are strongly advised to consult with a financial, legal and tax advisor regarding the consequences to you of your participation in the Plans and the effect of the proposed Merger on your options.
You have previously been provided with a copy of the prospectus of the stock option plan(s) under which your options were granted, and you should refer to that prospectus and a copy of the relevant Plan (in addition to your individual option agreement) for the specific terms and conditions of your option grant. In the event of any conflict between this summary and the Plans or your option agreement, the terms of the Plans and your option agreement, as applicable, will control.
What is the proposed transaction?
As previously announced, Targanta Therapeutics Corporation (“Targanta”) has entered into an Agreement and Plan of Merger, dated as of January 12, 2009, by and among The Medicines Company (“MDCO”), Boxford Subsidiary Corporation, a wholly owned subsidiary of MDCO (“Purchaser”), and Targanta (the “Merger Agreement”), pursuant to which MDCO proposes to acquire Targanta through a tender offer for all of the outstanding shares of Targanta’s common stock (the “Shares”) followed by a merger of Purchaser with and into Targanta, with Targanta becoming a wholly owned subsidiary of MDCO (the “Merger”). A copy of the Form 8-K as filed by Targanta with the Securities and Exchange Commission (the “SEC”) on January 14, 2009, which describes the material provisions of the Merger Agreement, including the consideration to be paid with respect to each share of Targanta’s common stock in the Merger, and which includes a copy of the executed Merger Agreement as an exhibit, is attached as Exhibit A to this frequently asked questions.
Under the Merger Agreement, Purchaser has agreed to commence an offer to purchase Shares for consideration of (1) $2.00 per Share, net to the seller in cash (the “Closing Consideration”), plus (2) the right to receive up to an additional $4.55 per Share in contingent cash payments if specified regulatory and commercial milestones are achieved within agreed upon time periods (the “Contingent Payment Rights” and, together with the Closing Consideration, the “Offer Price”). The Closing Consideration and any amounts paid with respect to Contingent Payment Rights will be subject to any withholding of taxes, and no interest will be paid thereon. The terms and conditions of the Offer are set forth in the Offer to Purchase that will be sent to holders of Shares and in the related Letter of Transmittal, which together constitute the “Offer”. The Offer to Purchase and the form of Letter of Transmittal will be filed as exhibits to the Schedule

TO to be filed by MDCO with the SEC in connection with the Offer, and you can obtain copies of these documents once they are available through the web site maintained by the SEC at www.sec.gov. In the Merger, each outstanding share of Targanta’s common stock will be cancelled and converted into the right to receive the Offer Price (the “Merger Consideration”).
How will my options be affected by the Merger?
If you hold options granted under the 2005 Plan, all of the options that you hold under the 2005 Plan, to the extent not yet vested will become fully vested immediately prior to and contingent upon the closing of the Merger. You have received notice from Targanta that if you want to exercise your options under the 2005 Plan (even those that will become vested in connection with the Merger), you must do so prior to the effective time of the Merger (the “Effective Time”). Options granted under the 2005 Plan that are not exercised will terminate automatically immediately prior to the Effective Time without the payment of any cash consideration.
By contrast, vesting of options granted under the 2007 Plan will not accelerate in connection with the Merger. Your options under the 2007 Plan will continue to vest in accordance with the 2007 Plan and your option agreement (unless you have agreed as part of the Offer and Merger to the cancellation of your 2007 Plan options). While you may choose to exercise your vested options prior to the Effective Time, you are not required to do so. However, if later you choose to exercise your vested options (upon payment of the aggregate exercise price and any withholding taxes and within the time periods permitted under the 2007 Plan and your option agreement), you will receive the Merger Consideration. As described above, the maximum potential amount of Merger Consideration (consisting of both the Closing Consideration and the Contingent Payment Rights) is $6.55 per share; accordingly, if the exercise price per share of your option is greater than $6.55 per share, you will not receive any net cash payment upon exercise of your option.
How do I exercise my options?
To exercise your options, you must deliver to Targanta a Notice of Option Exercise and pay the aggregate exercise price of the options along with the amount of any withholding for taxes. Targanta has provided you with a special Notice of Option Exercise form under the 2005 Plan that you must complete and submit to Targanta if you wish to exercise your options under the 2005 Plan prior to the Effective Time. You must remit payment to Targanta of the aggregate exercise price along with the amount of any withholding for taxes, which Targanta will hold in escrow until the date on which the Effective Time occurs. Each share of Targanta common stock that you receive upon exercise will, upon consummation of the Merger, be cancelled and converted into the Offer Price. The Closing Consideration payable in the Merger will be $2.00 per share, which is less than the exercise price per share of your options, and such payment could take up to several weeks following the Merger to allow for processing by the depositary/paying agent for the Merger. The maximum potential amount payable in respect of the Contingent Payment Rights is $4.55 for each share of Targanta common stock and will be paid only if specified regulatory and commercial milestones are achieved within agreed upon time periods.
If the Merger is not consummated, the payment amounts delivered by you will be returned to you as soon as reasonably practicable, without interest. Until the Effective Time, you can obtain a

Notice of Option Exercise for the 2007 Plan from Daniel Char, Targanta’s General Counsel, and thereafter, from Stephen Rodin, Assistant General Counsel, The Medicines Company, 8 Sylvan Way, Parsippany, New Jersey 07054.
What are the Contingent Payment Rights that are part of the Merger Consideration?
The Form 8-K referenced above contains a detailed description of the terms and conditions under which amounts are payable in respect of the Contingent Payment Rights, and you should review it carefully (together with the relevant provisions of the Merger Agreement and the form of Contingent Payment Rights Agreement to be entered into by MDCO and American Stock Transfer & Trust Company, as Rights Agent, which is also filed as an exhibit to the same Form 8-K). The maximum potential amount payable in respect of the Contingent Payment Rights is $4.55 for each share of Targanta common stock. However, the amounts payable in respect of the Contingent Payment Rights depend on achievement of specified regulatory and commercial milestones within agreed upon time periods. If a regulatory or commercial milestone is not met, no payment will become payable to the holders of Contingent Payment Rights with respect to that milestone. It is possible that none of the regulatory and commercial milestones will be achieved, in which case you will receive only the portion of the Merger Consideration that is payable in cash at the closing of the Merger ($2.00 per share, net of any withholding for taxes and without interest) for any shares of Targanta common stock that you acquire immediately prior to the Effective Time. It is not possible to predict whether or how many payments will become payable with respect to the Contingent Payment Rights or, if one or more contingent cash payments become payable, the exact timing or, in some cases, the amount of those contingent cash payments. You should contact a financial advisor to obtain advice on the financial aspects of exercising your options.
You should also read the Offer to Purchase referenced above when it becomes available, which contains more information regarding the Offer Price and the Merger Consideration, including a description of the Contingent Payment Rights.
What are the tax consequences of my exercise of my options?
The tax consequences of holding and exercising options is complex and you are strongly advised to consult a tax advisor to receive advice based on your particular circumstances. This summary does not purport to be complete and addresses only the U.S. federal income tax consequences of exercising options and does not address other federal, state, local or non-U.S. tax consequences of holding or exercising options or other tax consequences relating to the Merger. In addition to the following summary, you should also read the discussion in the Offer to Purchase relating to material U.S. federal income tax consequences of the Offer, which will be substantially similar to the material U.S. federal income tax consequences of the Merger, with respect to any shares of Targanta common stock that you acquire immediately prior to the Effective Time.
Nonqualified Options
If you submit a Notice of Option Exercise to exercise nonqualified options under the Plans, your options will be treated as exercised immediately prior to the Effective Time and if the Merger is not consummated, the Notice of Option exercise will be disregarded. However, if the Merger is consummated and the options are exercised, you will have taxable income equal to the difference between the fair market value of the shares received upon exercise of the options and the aggregate exercise price. The fair market value of the shares will equal the Closing Consideration plus the value of the Contingent Payment Rights payable with respect to such shares. If you owe income and payroll tax withholding on your option exercise, you will need to deliver payment of the withholding taxes to Targanta when you make payment of the aggregate exercise price. Because the exact amount of withholding taxes will not be calculated until after the completion of the Offer, for purposes of determining the payment amount you must deliver in connection with any options you wish to exercise prior to the Effective Time, the withholding taxes initially will be calculated assuming the Contingent Payment Rights are valued at $4.55 per share. Once the actual value of the Contingent Payment Rights is determined, Targanta will refund any excess withholding.
Incentive Stock Options
If you exercise incentive stock options, similar to the nonqualified options your options will be treated as exercised immediately prior to the Effective Time and if the Merger is not consummated, the Notice of Option Exercise will be disregarded. If the Merger is consummated, the cancellation and conversion of your shares of Targanta common stock in the Merger will be treated as a “disqualifying disposition” and you will have taxable income equal to the difference between the fair market value of the shares at the date of the Merger and your aggregate exercise price. The fair market value of the shares will equal the Closing Consideration plus the value of the Contingent Payment Rights payable with respect to such shares. However, the exercise of the options is not subject to income or payroll tax withholding. You will need to make sure that you have remitted the appropriate amount timely to taxing authorities directly.
Section 409A
In addition, if you hold options under the 2007 Plan, under the current rules applicable to deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), contingent rights payments, if any, made more than five years after the date of the Merger may be subject to an additional tax to you of 20%, plus interest. You and your tax advisors should take this into account in determining the advantages and disadvantages to you of exercising (or not exercising) your options prior to the Effective Time.
ADDITIONAL INFORMATION
This communication is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Targanta common stock. Boxford Subsidiary Corporation (the “Merger Sub”), a wholly owned subsidiary of The Medicines Company (“MDCO”), has not commenced the tender offer for the shares of Targanta common stock described in this communication.
Upon commencement of the tender offer, MDCO and the Merger Sub will file with the Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO and related exhibits, including the offer to purchase, letter of transmittal and other related documents.

Following commencement of the tender offer, Targanta will file with the SEC a tender offer solicitation/recommendation statement on Schedule 14D-9 and related exhibits. Stockholders should read the offer to purchase and solicitation/recommendation statement and the tender offer statement on Schedule TO and, as applicable, related exhibits when such documents are filed and become available, as they will contain important information about the tender offer.
Investors and security holders will be able to obtain free copies of the tender offer statement, the tender offer solicitation/recommendation statement and other documents filed with the SEC by MDCO, the Merger Sub and Targanta through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of these documents from Susan Hager of Targanta at 617-577-9020 x217 or shager@targanta.com.

Exhibit A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT
(DATE OF EARLIEST EVENT REPORTED):
January 12, 2009
TARGANTA THERAPEUTICS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-33730	20-3971077
(State or other jurisdiction of	(Commission file number)	(IRS employer identification
incorporation or organization)		number)
222 Third Street, Suite 2300
Cambridge, MA 02142-1122
(Address of Principal Executive Offices) (Zip Code)
(617) 577-9020
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On January 12, 2009, Targanta Therapeutics Corporation, a Delaware corporation (“Targanta”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with The Medicines Company, a Delaware corporation (“MDCO”), and Boxford Subsidiary Corporation, a Delaware corporation and wholly owned subsidiary of MDCO (the “Purchaser”), pursuant to which, among other things, the Purchaser has agreed to commence a tender offer for all the outstanding shares of common stock of Targanta, subject to the terms and conditions contained in the Merger Agreement.
     On January 12, 2009, MDCO issued a press release relating to the Merger Agreement. A copy of the press release was previously furnished by Targanta on a Schedule 14D-9C, filed with the Securities and Exchange Commission on January 13, 2009.
Merger Agreement
      Pursuant to the Merger Agreement, and upon the terms and subject to the conditions contained therein, the Purchaser is obligated to commence a tender offer (the “Offer”) to acquire all the outstanding shares of Targanta common stock, par value $0.0001 per share (“Targanta Common Stock”), for consideration per share (the “Offer Price”) equal to (i) a payment promptly after the acceptance of the shares in the Offer of $2.00 per share, net to the selling stockholders in cash, without interest thereon, plus (ii) a contractual right to receive contingent cash payments (as described below under the heading “Contingent Payment Rights Agreement”).
     The Merger Agreement provides that MDCO will commence the Offer within 10 business days after the date of the Merger Agreement, and that the Offer will remain open for at least 20 business days. Pursuant to the Merger Agreement, after the consummation of the Offer, and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, the Purchaser will merge with and into Targanta (the “Merger”) and Targanta will become a wholly owned subsidiary of MDCO. At the effective time of the Merger, each issued and outstanding share of Targanta Common Stock (the “Shares”) (other than Shares owned by Targanta, MDCO or any wholly owned subsidiary of MDCO, and Shares held by stockholders who have perfected their statutory rights of appraisal under Section 262 of the Delaware General Corporation Law) will be automatically canceled and converted into the right to receive the Offer Price as set forth above.
     The Merger Agreement includes certain representations, warranties and covenants of Targanta, MDCO and the Purchaser. Among others, Targanta has agreed to operate its business in the ordinary course until the Offer is consummated. Targanta has also agreed not to solicit or initiate discussions with third parties regarding other proposals to acquire Targanta and to certain restrictions on its ability to respond to such proposals. The Merger Agreement also includes customary termination provisions for both Targanta and MDCO and provides that, in connection with the termination of the Merger Agreement under specified circumstances, Targanta will be required to pay to MDCO a termination fee of $5.48 million, subject to offset by any expense reimbursement amounts previously paid by Targanta. Targanta will be obligated to reimburse MDCO’s actual expenses of up to $2.5 million in connection with the termination of the Merger Agreement under specified circumstances.

     The Purchaser’s obligation to accept for payment and pay for shares of Targanta Common Stock tendered in the Offer is subject to certain conditions, including, among other things, that at least a majority of the outstanding shares of Targanta Common Stock on a fully diluted basis shall have been validly tendered in accordance with the terms of the Offer and not properly withdrawn.
     The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement filed herewith as Exhibit 2.1 hereto and incorporated herein by reference.
     The Merger Agreement has been filed as an exhibit to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Targanta, MDCO or the Purchaser. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of such agreement and only as of specified dates, were solely for the benefit of the parties to such agreement and should not be relied upon by any other person. The representations and warranties may not be intended as statements of fact but rather as a way of allocating contractual risk between the parties to the agreement and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in a confidential disclosure schedule that the parties have exchanged and may be modified by the information contained in such disclosure schedule.
Stockholder Agreements
     In connection with the Offer, MDCO and certain of Targanta’s stockholders have entered into Stockholder Agreements, each dated as of January 12, 2009 (each, a “Stockholder Agreement”). The outstanding shares of Targanta Common Stock subject to the Stockholder Agreements represent approximately 36% of the total outstanding shares of Targanta Common Stock. Pursuant to each Stockholder Agreement, the applicable stockholder has agreed, among other things, subject to the termination of such Stockholder Agreement (i) to tender in the Offer (and not to withdraw) all shares of Targanta Common Stock beneficially owned or subsequently acquired by them, (ii) to vote such shares in support of the Merger in the event stockholder approval is required to consummate the Merger and against any competing transaction, (iii) to appoint MDCO as his, her or its proxy to vote such shares in connection with the Merger Agreement and (iv) not to otherwise transfer any of his, her or its shares of Targanta Common Stock. Each Stockholder Agreement will terminate upon the termination of the Merger Agreement.
     The form of the Stockholder Agreement is filed as Exhibit 99.1 to this report and is incorporated by reference herein. The description of the Stockholder Agreements set forth above does not purport to be complete and is qualified in its entirety by reference to the provisions of such agreements.
Contingent Payment Rights Agreement
     Pursuant to the Merger Agreement, MDCO agreed to enter into a Contingent Payment Rights Agreement (the “CPR Agreement”) with American Stock Transfer & Trust Company (the

“Rights Agent”) promptly after the first time at which the Purchaser accepts for payment any Shares pursuant to the Offer. The CPR Agreement will establish the terms, policies and procedures by which those stockholders entitled to contingent cash payments will be paid.
     In the event that the European Medicines Agency (EMEA) approval of a Marketing Authorization Application for oritavancin for the treatment of complicated skin and skin structure infections (cSSSI) is granted to MDCO or a MDCO-affiliated party on or before December 31, 2013 (the “EMEA CPR Payment Event”), then MDCO will, subject to the terms of the CPR Agreement, (i) pay an additional $1.00 per share to stockholders of Targanta whose shares of Targanta Common Stock are accepted for payment in connection with the Offer or converted in the Merger (“CPR Holders”) provided the EMEA CPR Payment Event occurs on or before December 31, 2009, (ii) pay an additional $0.75 per share to CPR Holders provided the EMEA CPR Payment Event occurs after December 31, 2009 and on or before June 30, 2010, or, alternatively, (iii) pay an additional $0.50 per share to CPR Holders provided the EMEA CPR Payment Event occurs after June 30, 2010 (each, an “EMEA CPR Payment Amount”). In the event that the EMEA CPR Payment Event has not occurred on or before December 31, 2013, then MDCO shall deliver notice thereof to the Rights Agent, and CPR Holders shall have no right to receive any EMEA CPR Payment Amount.
     In the event that the U.S. Food and Drug Administration (FDA) approval of a New Drug Application (NDA) for oritavancin for the treatment of cSSSI is granted to MDCO or a MDCO-affiliated party on or before the date that is 40 months after the date the first patient is enrolled in a Phase III trial of cSSSI and prior to December 31, 2013 (the “FDA CPR Payment Event”), then MDCO will, subject to the terms of the CPR Agreement, pay an additional $0.50 per share to CPR Holders (the “FDA CPR Payment Amount”). In the event that the FDA CPR Payment Event has not occurred on or before the date that is 40 months after the date the first patient is enrolled in a Phase III trial of cSSSI and prior to December 31, 2013 (the “Outside Payment Date”), then MDCO shall deliver notice thereof to the Rights Agent, and CPR Holders shall have no right to receive the FDA CPR Payment Amount.
     In the event that the FDA approval of an NDA for the use of oritavancin for the treatment of cSSSI administered by a single dose intravenous infusion is granted to MDCO or a MDCO-affiliated party on or before the Outside Payment Date (the “Single Dose CPR Payment Event”), then MDCO will, subject to the terms of the CPR Agreement, pay an additional $0.70 per share to CPR Holders (the “Single Dose CPR Payment Amount”). In the event that the Single Dose CPR Payment Event has not occurred on or before the Outside Payment Date, then MDCO shall deliver notice thereof to the Rights Agent, and CPR Holders shall have no right to receive the Single Dose CPR Payment Amount.
     Upon the first achievement of aggregate net sales (as defined in the CPR Rights Agreement) of oritavancin in four consecutive calendar quarters of at least $400,000,000, all of which aggregate net sales shall have occurred on or before December 31, 2021 (the “Net Sales CPR Payment Event”), then MDCO will, subject to the terms of the CPR Agreement, pay an additional $2.35 per share to CPR Holders (the “Net Sales CPR Payment Amount”). In the event that the Net Sales CPR Payment Event has not occurred on or before December 31, 2021, then MDCO shall deliver notice thereof to the Rights Agent, and CPR Holders shall have no right to receive the Net Sales CPR Payment Amount.

     The rights to receive contingent cash payments under the CPR Agreement are nontransferable, shall not have any voting or dividend rights and shall not represent any equity or ownership interest in MDCO or in any constituent company to the Merger.
     The form of the CPR Agreement is filed as Exhibit 99.2 to this report and is incorporated by reference herein. The description of the CPR Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the provisions of the agreement.
Amendment to Development and Supply Agreement
     On January 12, 2009, Targanta entered into Amendment Number 5 to the Development and Supply Agreement dated as of December 28, 2001, as amended, with Abbott Laboratories, an Illinois corporation (the “Amendment”). Pursuant to the Amendment, Abbott Laboratories agreed to delay until January 1, 2012 its termination right in the event Targanta fails to obtain NDA approval for oritavancin prior to such date.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit 2.1	Agreement and Plan of Merger, dated as of January 12, 2009, by and among The Medicines Company, a Delaware corporation, Boxford Subsidiary Corporation, a Delaware corporation, and Targanta Therapeutics Corporation, a Delaware corporation.

Exhibit 99.1	Form of Stockholder Agreement, by and among The Medicines Company, a Delaware corporation, and certain stockholders of Targanta Therapeutics Corporation, a Delaware corporation.

Exhibit 99.2	Form of Contingent Payment Rights Agreement, by and between The Medicines Company, a Delaware corporation, and American Stock Transfer & Trust Company, as rights agent.
Additional Information
     This Current Report on Form 8-K is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Targanta Common Stock. As of the date hereof, the Purchaser has not commenced the Offer for shares of Targanta Common Stock described in this communication.
     Upon commencement of the Offer, MDCO and the Purchaser intend to file with the Securities and Exchange Commission a tender offer statement on Schedule TO and related exhibits, including the offer to purchase, letter of transmittal and other related documents, and Targanta intends to file with the Securities and Exchange Commission a solicitation/recommendation statement on Schedule 14D-9. Purchaser and Targanta intend to mail these documents to the stockholders of Targanta. Stockholders should read the offer to purchase and solicitation/recommendation statement and the tender offer statement on Schedule TO and related exhibits carefully when such documents are filed and become available, as they will contain important information about the Offer.
     Stockholders can obtain these documents when they are filed free of charge from the Securities and Exchange Commission’s website at www.sec.gov. In addition, stockholders will be able to obtain a free copy of these documents (when they become available) from Targanta by contacting Targanta at 222 Third Street, Suite 2300, Cambridge, MA 02142, attention: General Counsel or by contacting Susan Hager of Targanta at 617-577-9020 x217 or shager@targanta.com.
     In connection with the proposed transactions contemplated by the Merger Agreement, Targanta and its directors, executive officers and other employees may be deemed to be participants in any solicitation of Targanta stockholders in connection with such proposed transactions. Information about Targanta’s directors and executive officers is available in Targanta’s proxy statement for its 2008 annual meeting of stockholders, as filed with the SEC on April 28, 2008, and will be available in Targanta’s solicitation/recommendation statement on Schedule 14D-9.
Safe Harbor for Forward-Looking Statements
     Statements in this Current Report on Form 8-K may contain, in addition to historical information, certain forward-looking statements. All statements included in this Current Report on Form 8-K concerning activities, events or developments that Targanta expects, believes or anticipates will or may occur in the future are forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by forward-looking statements, including the risk that the Offer will not close because of a failure to satisfy one or more of the closing conditions, including that Targanta’s business will have been adversely impacted during the pendency of the Offer; that, if the Offer and Merger close, MDCO will not be able to advance oritavancin through the contemplated Phase 3 trial on a timely basis or at all or receive approval from the FDA or EMEA; and that, if oritavancin receives approval, MDCO will not be able to successfully distribute and market the product. Additional information on these and other risks, uncertainties and factors is included in Targanta’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed with the SEC.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Targanta Therapeutics Corporation
Date: January 14, 2009	By:	/s/ Daniel S. Char
		Name:	Daniel S. Char
		Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit 2.1	Agreement and Plan of Merger, dated as of January 12, 2009, by and among The Medicines Company, a Delaware corporation, Boxford Subsidiary Corporation, a Delaware corporation, and Targanta Therapeutics Corporation, a Delaware corporation.

Exhibit 99.1	Form of Stockholder Agreement, by and among The Medicines Company, a Delaware corporation, and certain stockholders of Targanta Therapeutics Corporation, a Delaware corporation.

Exhibit 99.2	Form of Contingent Payment Rights Agreement, by and between The Medicines Company, a Delaware corporation, and American Stock Transfer & Trust Company, as rights agent.